Exhibit 10.1 - Merger Agreement

MERGER AGREEMENT

THIS MERGER AGREEMENT (which together with the attached exhibits, are referred to herein as “Agreement”) is entered into on June 11, 2010, by and between VizStar, Inc., a Nevada corporation (the “Company”), Celestial Jets, Inc., a New York corporation (“XYZ”), and the shareholders of XYZ who agree to become parties to this Agreement (“XYZ Shareholders”) evidenced by their signatures hereto.

WHEREAS, the XYZ Shareholders wish to exchange and the Company desires to acquire the XYZ Shares, as defined below, in exchange for 35,633,584 shares of the Company’s common stock (representing 54.14% of the outstanding capital stock at Closing), as defined below, and 16,000,000 Common Stock Purchase Warrants, as defined below, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance on the mutual promises and representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, XYZ, the XYZ Shareholders and the Company agree as follows:

1.            Definitions

1.1           “Associate” means with respect to any person, (i) any member of the immediate family of such person, (ii) any entity of which such person, or any member of the immediate family of such person, directly or indirectly, owns any equity interest, (iii) any entity of which such person, or any member of the immediate family of such person, serves as a director or executive officer, and (iv) any entity that directly or indirectly controls, or that is directly or indirectly controlled by or under common control with, such person or any member of the immediate family of such person.

1.2           “Company Disclosure Documents” means the Company Financials (as defined herein), material agreements and corporate documents, and other information related to the Company that are material to its operations since inception.

1.3           “Liabilities” means liabilities, obligations, or commitments of any nature, absolute, accrued, contingent, or otherwise, known or unknown, whether matured or unmatured.

1.4           “XYZ Shares” means all the issued and outstanding shares of XYZ, comprising of 200 shares of Common Stock or such number of shares as is delivered.

1.5           “Company Shares” means shares of common stock in the Company.

1.6           “XYZ Disclosure Documents” means the XYZ Financials (as defined herein), material agreements and corporate documents, and other information related to XYZ that are material to its operations since inception.

1.7           “XYZ Assets” means assets (excluding the books and records of the XYZ Shareholders), properties, leases, contracts, agreements, and rights of XYZ of every type and description, real, personal, and mixed, tangible and intangible, including without limitation, all cash on hand and in banks, trade accounts receivable, other accounts receivable, deposits, prepaid items, furniture and fixtures, office equipment and supplies, real property and improvements, leases and leasehold improvements, trademarks, other tangible properties, and its business as a going concern, goodwill and proprietary computer software operating system, as contained in the XYZ Financials.

1.8           “Person” means any individual, corporation, professional corporation, limited partnership, association, or any other legal entity through which an individual or business might organize himself or itself.

1.9           “Subsidiary” means any corporation, joint venture, or other entity in which either the Company, the XYZ Shareholders, or any other person directly or indirectly own any voting or equity interest.

1.10         “Tax” or “Taxes” mean any federal, state, local, or foreign income, gross receipts, profits, franchise, doing business, transfer, sales, use, payroll, occupation, real or personal property, excise and similar taxes (including interest, penalties, or additions to such taxes).

1.11         “Tax Returns” or “Tax Reports” mean all returns, reports, estimates, information returns, and statements of any nature with respect to Taxes.

2.            The Merger and the Acquisition of XYZ Shares

2.1           The Merger and the Acquisition. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, as defined in Paragraph 3.1, XYZ will merge into a wholly-owned subsidiary of the Company, all the issued and outstanding shares of stock of XYZ will be cancelled, and the XYZ Shareholders will be entitled to receive the merger consideration set forth in this Agreement.

2.2           Merger Consideration. In exchange for the XYZ Shares, the Company shall issue and deliver to the XYZ Shareholders Thirty Five Million (35,633,584) shares of the Company’s common stock (representing 54.14% of the outstanding capital stock at Closing) and Sixteen Million (16,000,000) Common Stock Purchase Warrants (the “Warrants”) in the form attached as Exhibit W.

2.3           Adjustment to Merger Consideration. In the event one or more of the XYZ Shareholders listed on the signature page hereof are unable to deliver any of the XYZ Shares, number of the Shares and warrants described in Section 2.2 shall be decreased by the percentage of XYZ Shares which cannot be delivered at Closing.

3.            Closing

3.1           Date and Place. The closing of the merger, the cancellation of the outstanding XYZ Shares and the payment of the merger consideration (the “Closing”) shall occur on a date (“Closing Date”) to be mutually agreed upon by the XYZ Shareholders and the Company after the exchange of all books, records, financial information, documents, and other materials reasonably deemed necessary to completion of the transaction contemplated under this Agreement. The exchange of documents under this Agreement shall begin as soon as possible after execution. In any case, the Closing Date shall be no later than June 30, 2010, unless agreed upon by the parties, and the effective date of this transaction shall be the date of Closing (the “Effective Date”).

3.2           Transactions and Document Exchange at Closing. At the Closing, the following transactions shall occur and documents shall be exchanged, all of which shall be deemed to occur simultaneously:

(A)          By the XYZ Shareholders. The XYZ Shareholders will deliver, or cause to be delivered, to the Company:

(1)           The documents necessary to transfer the XYZ Shares to the wholly owned subsidiary of the Company into which XYZ is to merge pursuant to this Agreement, in proper form and substance reasonably acceptable to the Company;

(2)           The Certificate of Representations and Warranties executed by the President of XYZ;

(3)           The opinion of counsel as set forth in Paragraph 7.6;

(4)           Such other documents, instruments, and/or certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by the parties to be required to effectuate the transactions contemplated in this Agreement, or as otherwise may be reasonably requested by the Company to further the intent of this Agreement;

(5)           Audited financial statements of XYZ dated as of its most recent year end prior to the Closing Date covering all operations since the inception of XYZ. Such financial statements shall be audited by a certified public accounting firm. The XYZ Shareholders shall also deliver or cause to be delivered all books and records of XYZ to the extent available and necessary to perform an audit of its book as of its most recent month end prior to the Closing Date in accordance with Regulation S-X, which books and records shall present fairly the financial condition and results of the operations of XYZ since the date of its audited financial statements, in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods.

(6)           A certificate dated within 30 days of the Closing Date from the Secretary of State of New York to the effect that XYZ is in good standing in the State of New York; and

(7)           All federal and state income, payroll tax and sales tax returns filed by XYZ and all correspondence related thereto;

(B)           By the Company. The Company will deliver, or cause the following to be delivered, to the XYZ Shareholders:

(1)           Stock certificate(s) and Warrants in the name of the XYZ Shareholders, or their designees.

(3)           The Company’s Certificate of Representations and Warranties, as defined in Paragraph 6.1;

(4)           A certificate dated at or within 30 days of the date of the Closing from the Secretary of State of Nevada to the effect that the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; and

(5)           Such other documents, instruments, and/or certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which are reasonably determined by the parties to be required to effectuate the transactions contemplated in this Agreement, or as otherwise may be reasonably requested by the XYZ Shareholders in furtherance of the intent of this Agreement.

3.3           Post-Closing Documents. From time to time after the Closing, upon the reasonable request of any party, the party to whom the request is made shall deliver such other and further documents, instruments, and/or certificates as may be necessary to fully vest in the requesting party the consideration provided for in this Agreement or to enable the requesting party to obtain the rights and benefits contemplated by this Agreement, including but not limited to delivery of records of all books and records of XYZ since inception.

4.            Representations and Warranties of the Company

The Company represents and warrants to the XYZ Shareholders that:

4.1           Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the corporate power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been, or will be prior to closing, duly authorized by all requisite corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid, binding, and enforceable obligation of the Company.

4.2           Ability to Carry Out Agreement. To the best of the Company’s knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which the Company is a party or to which the Company is subject. No consent of any person under any contract or agreement required to be disclosed pursuant to this Agreement are required for the execution, delivery, and performance by the Company of this Agreement.

4.3           Capitalization of the Company. The capitalization of the Company is, as of the date hereof, comprised of Two Billion Four Hundred Million (2,400,000,000) shares of capital stock that consists of Two Billion Four Hundred Million (2,400,000,000) shares of Common Stock, par value $0.0001, of which 122,171,200 shares are outstanding, but not more than 65,815,984 shall be issued and outstanding immediately following the Closing (being 30,182,400 outstanding immediately prior to the Closing plus the 35,633,584 shares to be issued pursuant to this Agreement). All issued and outstanding shares are legally issued, fully paid, and non-assessable, and are not issued in violation of the preemptive or other right of any person.

4.4           Financial Information. The Company has provided to the XYZ Shareholders, or will provide prior to Closing, copies of its Annual Report on Form 10-K for the most recent fiscal year and any subsequent interim quarterly financial statements on Form 10-Q. The quarterly financial statements and such Annual Reports, and all other information included in such reports, shall be referred to as the “Company Financials”. The Company has no obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) that is not fully disclosed and adequately provided for in the Company Financials, except current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Company Financials, none of which (individually or in the aggregate) are material except as expressly indicated in the Company Financials. The Company is not a guarantor or otherwise contingently liable for any material amount of such indebtedness. Except as indicated in the Company Financials or the Company Disclosure Documents, there exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto.

4.5           Litigation. To the best knowledge and belief of the Company, except as disclosed pursuant to this Agreement, there is neither pending nor threatened, any action, suit or arbitration to which its property, assets or business is or is likely to be subject and in which an unfavorable outcome, ruling or finding will or is likely to have a material adverse effect on the condition, financial or otherwise, or properties, assets, business or operations, which would create a material liability on the part of the Company, or which would conflict with this Agreement or any action taken or to be taken in connection with it.

4.6           Tax Matters. The Company has filed or will file all federal, state, and local income, excise, property, and other tax returns, forms, or reports, which are due or required to be filed by it and has paid, or made adequate provision for payment of all taxes, interests, penalty fees, assessments, or deficiencies shown to be due or claimed to be due or which have or may become due on or in respect to such returns or reports.

4.7           Contracts. Except as disclosed pursuant to this Agreement, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments between the Company and the Company or other third parties which are material to the business, financial condition, or results of operation of the Company, taken as a whole. For purposes of the preceding sentence, the term “material” refers to any obligation or liability which by its terms calls for aggregate payments of more than $25,000.

4.8           Material Contract Breaches; Defaults. To the best of the Company’s knowledge and belief, except as disclosed in the Company Financials, it has not materially breached, nor does it have any knowledge of any pending or threatened claims or any legal basis for a claim that it has materially breached, any of the terms or conditions of any agreement, contract, or commitment to which it is a party or is bound and which might give rise to a claim by anyone against the Company Shares. To the best of its knowledge and belief, the Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which might give rise to a claim against the Company Shares, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment which might give rise to a claim against the Company Shares in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

4.9           Securities Laws. The Company is a public company and represents that, except as disclosed in the Company Disclosure Documents and in Company Financials, it has no existing or threatened liability, claim, lawsuit, or basis for the same with respect to its original stock issuance to its founders, its initial public offering, any other issuance of stock, or any dealing with its stockholders, the public, the brokerage community, the SEC, any state regulatory agency, or other person. The Company is required to file periodic reports under Section 12(g) of the ‘34 Act. The Company represents that all reports required to be filed pursuant to the ‘34 Act and any applicable U.S. state “Blue Sky” law has been filed.

4.10        Brokers. The Company has not agreed to pay any brokerage fee, finder’s fee, or other fee or commission with respect to the transactions contemplated in this Agreement which could give rise to a claim against the Shares, the XYZ Shares or the Warrants, or any portion thereof. To the best of the Company’s knowledge, no person or entity is entitled, or intends to claim that it is entitled, to receive any such fee or commission in connection with such transactions. The Company further agrees to indemnify and hold harmless the other parties to this Agreement against liability to any other broker claiming to act on behalf of the Company.

4.11        Corporate Records. Copies of all corporate books and records, including, but not limited to, any other document and record of the Company relating to the proceeding of its shareholders and directors will be provided to XYZ prior to Closing at the request of XYZ. All such records and documents are and will be complete, true, and correct.

4.12        Approvals. Except as otherwise provided in this Agreement, no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by the Company in connection with the execution, delivery, or performance of this Agreement.

4.13        Full Disclosure. The information concerning the Company, set forth in this Agreement, and in the Company Disclosure Documents, is, to the best of the Company’s knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.14        Date of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

5.            Representations and Warranties of the XYZ Shareholders

The XYZ Shareholders represent and warrant to the Company that:

5.1           Organization and Authority. XYZ is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with the power and authority to carry on its business as now being conducted. In addition, XYZ is duly qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent that the failure to so qualify does not have a material adverse effect on the business of XYZ, taken as a whole. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been, or will be prior to closing, duly authorized by all requisite action on the part of XYZ as required, or otherwise, to the extent, if any, that such authorizations are necessary. This Agreement has been duly executed and delivered by XYZ and constitutes the valid, binding, and enforceable obligation of XYZ, subject to equitable principles and laws of bankruptcy and similar laws.

5.2           Ability to Carry Out Agreement. To the best of the XYZ Shareholders’ knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provision of applicable law, any agreement, instrument, judgment, order or decree to which XYZ is a party or to which XYZ is subject, other than such violations, breaches, or defaults which, singly or in the aggregate, do not have a material adverse effect on its business as a whole or on the enforceability or validity of this Agreement. No consent of any person under any contract or agreement required to be disclosed or disclosed pursuant to this Agreement is required for the execution, delivery, and performance by the XYZ Shareholders of this Agreement.

5.3           Capitalization of XYZ. As of the date of execution of this Agreement, the capitalization of XYZ is comprised of one class of capital stock consisting of Two Hundred (200) shares of Common Stock of which 200 shares were issued and are presently outstanding and held, of record, by the XYZ Shareholders. All of the issued and outstanding shares are duly authorized, validly issued, fully paid, and have been offered, issued, sold, and delivered by XYZ in material compliance with all applicable federal and state securities laws.

5.4           Financial Information. The XYZ Shareholders have provided to the Company, or will provide prior to Closing, financial statements of XYZ for all fiscal years ended since the inception of XYZ and reports for such interim periods ending since the latest fiscal year ended, and such other documents and information relating to XYZ’s current financial condition including but not limited to its purchase, operation and disposition, if any, of any XYZ asset and liability. Such financial statements and other financial information shall be referred to as the “XYZ Financials”. If not audited, the XYZ Shareholders represent that all financial statements and reports included in the XYZ Financials have been prepared from the books and records of XYZ (subject to normal year-end adjustments) and present fairly the financial condition of XYZ and the results of their operations for the periods therein specified, all in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except as set forth in the XYZ Financials, XYZ has no obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liability due or to become due) that is not fully disclosed and adequately provided for, except current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since inception, none of which (individually or in the aggregate) are material. XYZ is not a guarantor or otherwise contingently liable for any material amount not disclosed in the XYZ Financials, nor does there exist any default under the provisions of any instrument evidencing any indebtedness of XYZ or of any agreement relating thereto.

5.5           Conduct of Business. Except as disclosed in the XYZ Disclosure Documents, XYZ has not (i) discharged or satisfied any lien other than those securing, or paid any obligation or liability other than, current liabilities shown on the XYZ Financials and current liabilities incurred since the date of the XYZ Financials, in each case in the usual or ordinary course of business, (ii) mortgaged, pledged or subjected to lien any of their tangible or intangible assets (other than purchase money liens incurred in the ordinary course of business for such assets not yet paid for), (iii) sold, transferred or leased any of their assets except in the usual and ordinary course of business, (iv) canceled or compromised any material debt or claim, or waived or released any right of material value, (v) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties, business or prospects, (vi) entered into any transaction other than in the usual and ordinary course of business, except as contemplated by this Agreement, (vii) encountered any labor difficulty or labor union organizing activity, (viii) made or agreed to any wage or salary increase or entered into any employment agreement, (ix) issued or sold any security or granted any option with respect thereto, except as disclosed pursuant to this Agreement, (x) amended its Articles of Incorporation, (xi) agreed to declare or pay any distribution with respect to their outstanding capital stock, or (xii) suffered or experienced any change in, or condition affecting, the condition (financial or otherwise) of their properties, assets, liabilities, business, operations or prospects, other than changes, events or conditions in the ordinary course of their business none of which has (individually or in the aggregate) been materially adverse, except as disclosed in the XYZ Financials or Disclosure Documents.

5.6           Litigation. To the best knowledge and belief of XYZ, except as disclosed in the XYZ Disclosure Documents, there is neither pending nor threatened, any action, suit or arbitration to which XYZ’s properties, assets or business is or is likely to be subject and in which an unfavorable outcome, ruling or finding will or is likely to have a material adverse effect on the condition, financial or otherwise, or properties, assets, business or operations of XYZ, or create any material liability on the part of XYZ or conflict with this Agreement or any action taken or to be taken in connection herewith.

5.7           Tax Matters. XYZ has filed all federal, state and local income, payroll and sales tax returns and reports which are due or required to be filed by it, and, except as disclosed in the XYZ Disclosure Documents, has paid, or made adequate provision for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or which have or may become due on or in respect to such tax returns and reports. Such federal and state income, payroll and sales tax returns, to the best of the XYZ Shareholders’ knowledge and belief, have not been audited and are not being audited by any governmental authority.

5.8           Contracts and Options. Except as disclosed in the XYZ Disclosure Documents, there is no contract, actual or contingent obligation, agreement, franchise, license agreement, or other commitment to which XYZ is a party or by which it or any of its properties or assets are bound which are material to the business, financial condition, or its results of operation. For purposes of the preceding sentence, the term “material” refers to any obligation or liability which by their terms calls for aggregate payments of more than $10,000.

5.9           Material Contract Breaches; Defaults. Except as disclosed by the XYZ Financials or as reserved for therein, to the best of their knowledge and belief of the XYZ Shareholders, XYZ has not materially breached, nor have they any knowledge of any pending or threatened claim or any legal basis for a claim that XYZ has materially breached, any of the terms or conditions of any agreement, contract, or commitment to which they are a party or is bound and which are material to the business, financial condition, or results of the operation of XYZ, taken as a whole. Except as disclosed by the XYZ Financials or as reserved for therein, to the best of their knowledge and belief, neither the XYZ Shareholders nor XYZ are in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of XYZ, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which XYZ has not taken adequate steps to prevent such a default from occurring.

5.10         XYZ Shareholders. The signature page contains the full legal name, address, phone and taxpayer identification number for each XYZ Shareholder.

5.11         Employee and Labor Matters. The XYZ Disclosure Documents accurately set forth the names, positions, and annual salary of each person employed by XYZ, including officers, whose annual salary including bonuses exceeds Ten Thousand Dollars ($10,000). Except as disclosed in the XYZ Disclosure Documents, XYZ has no employment agreement that cannot be canceled on thirty (30) days notice, or collective bargaining agreement covering any of its employees and has encountered no material labor difficulty. The XYZ Disclosure Documents also set forth a complete and accurate list of all employee benefit plans, including all profit sharing, bonus, stock, pension, or similar plans to which XYZ is a party or by which XYZ is bound. The XYZ Shareholders will deliver or cause to be delivered to the Company prior to Closing complete and correct copies of all the agreements, plans, or other written materials identified in the XYZ Disclosure Documents. There is no existing default by under any of the agreements, plans, or arrangements identified in the XYZ Disclosure Documents, and there exists no condition or circumstance which, with notice or lapse of time or both, would constitute such a default. Except as disclosed in the XYZ Disclosure Documents, there is no pending or threatened labor dispute, strike, slowdown, or work stoppage, no unfair labor practice pending against XYZ before the National Labor Relations Board, XYZ is not engaged in any unfair labor practice, and there is no grievance or arbitration proceeding pending against, or threatened to be asserted or commenced against XYZ under any collective bargaining agreement or other labor contract. All Taxes relating to XYZ which XYZ is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

5.12         Real Properties. Except as disclosed pursuant to this Agreement, XYZ has good and marketable fee simple title to all real properties owned by it, including without limitation those reflected in the XYZ Financials, free and clear of any lien or encumbrance except for current local property taxes not yet payable and any utility or other easements that do not and will not affect operations upon or about such real properties or the economic value or marketability thereof.

5.13         Other Properties and Equipment. Except as disclosed pursuant to this Agreement, XYZ has good title, subject to no security interest, lien, encumbrance, or claim, to all structures, facilities, machineries and equipments, supplies, raw materials, vehicles, tools, parts, office equipments, furniture, furnishings, and all items of personal property and equipment in, at, on or about such real properties owned or leased by it, or used or necessary in its operations or business, including without limitation those reflected in the XYZ Financials. All such structures, facilities, equipments, machineries, vehicles and tools are in reasonably good operating condition and repair and are sufficient to enable XYZ to carry on its operations.

5.14         Leaseholds and Executory Contracts. Except as disclosed pursuant to this Agreement, each and every lease or executory contract to which XYZ is a party is valid and enforceable. XYZ has not received any notice of default by it under the terms of any such lease or executory contract which default remains uncured, and it is not in material breach or default by them under the terms of any such lease or executory contract, except as disclosed on the XYZ Disclosure Documents.

5.15         Investments. XYZ has provided, or will provide to the Company, prior to Closing, a complete and accurate description of the XYZ Assets, including but not limited to a list of all investments of XYZ, which accurately set forth the nature of XYZ’s interest or ownership in each investment and, if applicable, the jurisdictions in which the respective investments have been incorporated, organized, and currently doing business. Except for the entities identified on the list to be provided to the Company, there is no corporation, limited partnership, limited partnership, joint venture, association, trust, or other entity or organization which XYZ directly or indirectly controls or in which XYZ directly or indirectly owns any equity interest or any other interest.

5.16         Permits. Except as disclosed pursuant to this Agreement, XYZ has obtained and maintained in full force and effect all franchises, permits, certificates, authorizations, licenses and other similar authority required by law or governmental regulations from all applicable federal, state or local authorities and any other regulatory authorities, which are necessary for the conduct of its business as now being conducted by it and as planned to be conducted, and it is not in default or noncompliance in any material respect under any of such franchises, permits, certificates, authorizations, licenses or other similar authority.

5.17         Compliance with Laws, Rules, Etc. The capitalization, business and operations of XYZ is and has been conducted in compliance with all applicable federal, state, and local laws, rules and regulations, and it is not in violation of any terms of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which it is subject, except to the extent any violation or noncompliance would not materially and adversely affect its business, operations, properties, assets, or financial condition, except to the extent that any violation or noncompliance would not result in the incurring of any material liability. Further, XYZ not been notified by any regulatory or governmental authority that it is now in violation of any law, rule, regulation, ordinance, or order.

5.18         Conflict of Interest Transactions. Except as disclosed in the XYZ Disclosure Documents, no past or present shareholder or employee of XYZ, or any affiliate, and no Associate of any past or present shareholder or employee of XYZ or any affiliate, (i) is indebted to, or has any financial, business, or contractual relationship or arrangement with XYZ or any affiliate, (ii) has any direct or indirect interest in any property, asset, or right which is owned or used by XYZ or any affiliate, or (iii) has been directly or indirectly involved in any transaction with XYZ or any affiliate.

5.19         Corporate Records. Copies of all corporate books and records, including but not limited to stock transfer ledgers, and any other documents and records of XYZ will be provided to the Company at Closing. All such records and documents are complete, true, and correct.

5.20         Banking Records. A true, correct, and complete list of the names of each bank in which XYZ has an account and the names of all persons authorized to draw thereon will be delivered to the Company as part of the XYZ Disclosure Documents; XYZ has no safe deposit box.

5.21         Brokers. To the best of XYZ’s knowledge, no other person or entity is entitled, or intends to claim that they are entitled, to receive any such fees or commissions in connection with such transactions. XYZ and the XYZ Shareholders further agree to indemnify and hold harmless the Company against liability to any other broker claiming to act on behalf of XYZ.

5.22         Approvals. Except as otherwise provided in this Agreement, to the best knowledge and belief of the XYZ Shareholders, no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by the XYZ Shareholders or XYZ in connection with the execution, delivery, or performance of this Agreement.

5.23         Full Disclosure. The information concerning XYZ set forth in this Agreement, in the XYZ Disclosure Documents, and in the XYZ Financials is, to the best of the XYZ Shareholders’ knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

5.24         Date of Representations and Warranties. Each of the representations and warranties of the XYZ Shareholders set forth in this Agreement are joint and several, and are true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

6.            Conditions Precedent to Obligations of the XYZ Shareholders

All obligations of the XYZ Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

6.1           Representations and Warranties. The representations and warranties by the Company set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. The Company shall deliver on the Closing Date a certificate to this effect, referred to as the Company Certificate of Representations and Warranties.

6.2           No Breach or Default. The Company shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3           Action to Pay Merger Consideration. The Company shall have taken all corporate and other action necessary to issue and deliver the Merger Consideration to the XYZ Shareholders pursuant to this Agreement, except those actions to be taken after Closing which are required by the undertaking referred to in Paragraph 6.5 below.

6.4           Company Disclosure Documents. Before Closing, the Company will have delivered to the XYZ Shareholders, or caused the delivery of, the Company Disclosure Documents.

6.5           Approval of Other Instruments and Documents by the XYZ Shareholders. All instruments and documents delivered to the XYZ Shareholders pursuant to the provisions of this Agreement shall be reasonably satisfactory to their legal counsel.

6.7           Opinion of Counsel. The Company shall have delivered to the XYZ Shareholders an opinion of counsel dated as that of the Closing Date to the effect that:

(A)          The Company is duly organized, validly existing, and in good standing under the laws of the United States, State of Nevada.

(B)           The Company has the corporate power to conduct business and, specifically, to carry on its business as now being conducted and is duly qualified to do business in the United States, State of Nevada.

(C)           All corporate actions and director approvals have been properly obtained and completed by the Company, to the extent, if any, that they are necessary, for all actions required under this Agreement prior to Closing.

(D)           This Agreement has been duly authorized, executed, and delivered by the Company and is a valid and binding obligation of the Company.

7.            Conditions Precedent to Obligations of the Company

All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

7.1           Representations and Warranties. The representations and warranties executed by the President of XYZ on behalf of the XYZ Shareholders set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. The XYZ Shareholders shall cause to be delivered on the Closing Date the certificate to this effect, referred to in this Agreement as the Certificate of Representations and Warranties executed by the President of XYZ.

7.2           No Breach or Default. The XYZ Shareholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

7.3           Action to Transfer XYZ Shares. The XYZ Shareholders shall have taken all action necessary to transfer the XYZ Shares to the subsidiary of the Company, or cancel those shares, pursuant to this Agreement. In this regard, the conveyance(s) or cancellation of the XYZ Shares shall contain such good and sufficient stock powers, and other good and sufficient instruments of sale, conveyance, transfer, and assignment, in form and substance reasonably satisfactory to the Company’s counsel and with all requisite documentary stamps, if any, affixed, as shall be required or as may be appropriate in order effectively to vest in the Company’s subsidiary good, indefeasible, and marketable title to the XYZ Shares free and clear of all liens, mortgages, conditional sales, and other title retention agreements, pledges, assessments, covenants, restrictions, reservations, easements, and all other encumbrances of every nature.

In addition to the conveyance and delivery of the XYZ Shares, the XYZ Shareholders shall have taken all action necessary to deliver all of XYZ’s corporate books and records, including but not limited to its files, documents, papers, agreements, formulas, books of account, and records pertaining to its business.

7.4           XYZ Financials. Before Closing, the XYZ Shareholders will have delivered the XYZ Financials and all XYZ Disclosure Documents to the Company. The XYZ Disclosure Documents shall specifically include a balance sheet, income statement, statement of cash flows, and statement of changes in stockholder’s equity related to the operations of XYZ’s business interests since inception up to the most recent practical date.

7.5           Approval of Other Instruments and Documents by the Company. All instruments and documents delivered to the Company pursuant to the provisions of this Agreement shall be reasonably satisfactory to the Company and its legal counsel.

7.6           Opinions, Affidavits and Declarations by the XYZ Shareholders. The XYZ Shareholders shall have delivered to the Company evidence reasonably satisfactory to the Company, and their counsel and auditors, dated as that of the Closing Date, that:

(A)          XYZ is duly organized, validly existing, and in good standing under the laws of the State of New York and that the XYZ Shares are free and clear of any and all liens, encumbrances or contingent liabilities except as disclosed pursuant to this Agreement.

(B)           XYZ has the corporate power to carry on its business as now being conducted and is duly qualified to do business in the State of New York and in any other jurisdiction where required or where the non-qualification to do business would have a material adverse affect on the value of its business.

(C)           All actions and approvals required in connection to the transfer of the XYZ Shares to the Company have been properly taken, completed or obtained by the XYZ Shareholders, to the extent, if any, that they are necessary.

(D)           This Agreement has been duly authorized, executed, and delivered by the XYZ Shareholders and is a valid and binding obligation of the XYZ Shareholders.

8.            Covenants and Agreements of the XYZ Shareholders

Up to and including the Closing Date, the XYZ Shareholders covenant that:

8.1           Access and Information. After the execution of this Agreement, the XYZ Shareholders will cause XYZ to permit the Company to have reasonable access to all information necessary to verify the representations and warranties made herein. After the Closing, the XYZ Shareholders will cause XYZ to continue to permit the Company access to such additional documentation and information as is reasonably necessary to completion of the transactions contemplated under this Agreement.

8.2           Conduct of Business as Usual. Up until the Closing Date, the XYZ Shareholders shall insure that XYZ’s operations shall be conducted only in the usual and ordinary course, and that no change will be made to such operations which might adversely affect the value of the XYZ Shares to be transferred to the Company.

8.3           Best Efforts. The XYZ Shareholders shall use their best efforts to fulfill all conditions of the Closing including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

8.4           Assent to Merger and Transfer or Cancellation of XYZ Shares. In the event the merger of XYZ into a wholly-owned subsidiary of the Company is consummated, then each of the XYZ Shareholders agrees to such merger and waives, surrenders, and agrees not to exercise any rights which such XYZ Shareholders might have to purchase any XYZ Shares or have XYZ redeem any XYZ Share.

9.            Covenants and Agreements of the Company

Up to and including the Closing Date, except that Paragraph 9.7 shall be applicable to the period after Closing in accordance with its terms, the Company covenants that:

9.1           Change in the Company Directors. The Company agrees that upon consummation of the merger it shall have three (3) seats on its Board, two (2) of which shall be vacant, and that the two (2) vacant seats on the Company’s Board may be filled by two (2) new directors to be chosen by the XYZ Shareholders.

9.2           Maintenance of Capital Structure. Up until the Closing Date, or termination hereof, whichever is the earlier, except as disclosed herein or required under the terms of this Agreement, no change shall be made in the Articles of Incorporation or Bylaws of the Company, or the authorized capital stock of the Company.

9.3           Avoidance of Distributions. Up until the Closing Date, the Company shall not declare any dividend, make any payment or distribution to its stockholders or purchase for cash or redeem any of its shares of capital stock.

9.4           Conduct of Business as Usual. Up until the Closing Date, the Company shall conduct its operations only in the usual and ordinary course, and that no change will be made to such operations which might adversely affect the value of the Company.

9.5           Access and Information. After the execution of this Agreement, the Company will permit the XYZ Shareholders to have reasonable access to all information necessary to verify the representations and warranties of the Company. After the Closing, the Company will continue to permit the XYZ Shareholders access to such additional documentation and information regarding the Company as is reasonably necessary to completion of the transactions contemplated under this Agreement.

9.6           Best Efforts. The Company shall use its best efforts to fulfill or obtain the fulfillment of all conditions of the Closing, including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

9.7           Post Closing Undertaking. The Company shall, at its own cost and expense obtain all approvals of the Securities and Exchange Commission required by law so that the Company may hold a Shareholder’s Meeting to amend its Articles of Incorporation to change the name of the Company.

10.          Termination

10.1         Termination Without Cause. This Agreement may be terminated at any time prior to the Closing Date without cost or penalty to either party:

(A)          Mutual Consent. By mutual consent of the XYZ Shareholders and the Company.

(B)           Actions or Proceedings. By the XYZ Shareholders or the Company, (unless the action or proceeding referred to is caused by a breach or default on the part of the XYZ Shareholders or the Company of any of their representations, warranties, or obligations under this Agreement), if there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of the XYZ Shareholders or the Company, made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

(C)           Less than 80% of XYZ Shares Participate. By the Company, if less than 80% of the outstanding shares of XYZ are tendered to the Company at the Closing.

10.2         Termination with Cause

This Agreement may be terminated, with the terminating party to be reimbursed by the other party of all expenses and costs related to this Agreement, if:

(A)          Breach or Noncompliance by the XYZ Shareholders. The XYZ Shareholders shall fail to comply in any material aspect with any of their representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the XYZ Shareholders, or any one of them, under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

(B)           Breach or Noncompliance by the Company. The Company shall fail to comply in any material aspect with any of its representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the Company under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

11.          Securities Registration; Disclosure

11.1         Private Transaction. The XYZ Shareholders understand that the securities issued pursuant to this Agreement, have not been nor will they be registered under the Securities Act of 1933 as amended (“‘33 Act”), but are issued pursuant to exemptions from registration including but not limited to Regulation D and Section 4(2) of the ‘33 Act, and the Company’s reliance on such exemptions in issuing the securities is predicated in part on the representations of the XYZ Shareholders set forth herein and in the Investment Letter attached hereto as Exhibit “1” (the “Investment Letter”), to be executed by each of the XYZ Shareholders and delivered to the Company at Closing.

11.2         Access to Information. Each of the XYZ Shareholders represents that, by virtue of their respective economic bargaining power or otherwise, he/she has had access to or have been furnished with, prior to or concurrently with Closing, the same kind of information that would be available in a registration statement under the ‘33 Act should registration of the Shares and Warrants issued pursuant to this Agreement have been necessary, and that they have had the opportunity to ask questions of and receive answers from the Company’s officers and directors, or any party acting on their behalf, concerning the business of the Company and that they have had the opportunity to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished by the Company.

12.          Indemnification

As provided herein, the XYZ Shareholders and the Company shall each indemnify and hold harmless the other for one (1) year following the date of Closing under this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained in any certificate furnished hereunder. In this regard, the XYZ Shareholders agree that the Company is held harmless from and indemnified against any loss, damage, or expense resulting from the falsity or breach of any of the representations, warranties, or agreements of the XYZ Shareholders contained herein.

13.          Covenant Not to Compete

13.1         Each XYZ Shareholder agrees that for a period of five (5) years from and after the date of the Closing, he will not, unless acting with the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, or otherwise with, any business engaged in the business of organizing or managing a pooled betting scheme or lottery debit cards and related activities within the United States, except any XYZ Shareholder may own not more than five percent (5%) of the common stock of any company whose stock is traded in any stock exchange or over-the-counter. The XYZ Shareholders agree that the remedy at law for any breach of the foregoing will be inadequate and that the Company and XYZ shall be entitled, inter alia, to temporary and permanent injunctive relief without the necessity of proving actual damage to the Company or XYZ.

14.          Confidential Information

Notwithstanding any termination of this Agreement, the Company, XYZ and the XYZ Shareholders, and their representatives, agree to hold in confidence any information not generally available to the public received by them from the Company, XYZ or the XYZ Shareholders pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, the Company, XYZ and the XYZ Shareholders and their representatives will continue to hold such information as to XYZ in confidence and will, to the extent requested by the XYZ Shareholders, promptly return to them all written material and all copies or abstracts thereof furnished to the Company, XYZ and the XYZ Shareholders pursuant hereto. Notwithstanding any termination of this Agreement, the XYZ Shareholders and their representatives agree to hold in confidence any information not generally available to the public received by them from the Company pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, the XYZ Shareholders and their representatives will continue to hold such information in confidence and will, to the extent requested by the Company, promptly return to the Company all written material and all copies or abstracts thereof given to them or their representatives pursuant thereto.

15.          Miscellaneous Provisions

15.1         Survival of Representations and Warranties. All representations, warranties, and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three (3) years from the Closing Date. The XYZ Shareholders and the Company are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for including any investigation upon which they might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

15.2         Approval of the XYZ Shareholders. The Company and the XYZ Shareholders understand that this Agreement requires approval and participation by a majority of the XYZ Shareholders holding at least 80% of the XYZ Shares, and thus that all rights and obligations hereunder are subject to securing such approval. Each XYZ Shareholder, by its execution hereof, hereby gives its consent to the transaction contemplated by this Agreement. In the event that the requisite number of XYZ Shareholders shall fail to approve this Agreement, then notwithstanding anything contained herein to the contrary, this Agreement shall be terminated without liability to either the XYZ Shareholders or the Company.

15.3         Costs and Expenses. All costs and expenses in the proposed sale and transfer described in this Agreement shall be borne by the XYZ Shareholders and the Company in the following manner:

(A)          Attorneys Fees and Costs. Each party shall pay the fees of its own attorney(s), except as may be expressly set forth herein to the contrary.

(B)           Costs of Closing. Each party shall bear its reasonable share of all other Closing costs and expenses arising from this Agreement.

15.4         Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

15.5         Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

15.6         Notices. All notices and other communications hereunder shall either be in writing and shall be deemed to have been given if delivered in person, sent by overnight delivery service or sent by facsimile transmission, to the parties hereto, or their designees, as follows:

To the XYZ or the XYZ Shareholders:

Gary Clyburn, President
Celestial Jets, Inc.
224 Fifth Avenue 4th Floor
New York, NY 10001

With a copy to:

Jay L. Hack., Esq.
Gallet Dreyer & Berkey, LLP
845 Third Avenue
New York, NY 10022

To the Company:
VizStar, Inc.
5348 Vegas Drive
Suite 112
Las Vegas, NV 89108

with a copy to:
Richard O. Weed
Weed & Co. LLP
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660
Telephone (949) 475-9086
Facsimile (949) 475-9087
Email: rick@weedco.com

15.7         Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.8         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9         Governing Law. This Agreement shall be governed by the laws of the United States, State of California.

15.10       Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

15.11       Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

15.12       Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

15.13       Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

15.14       Facsimile Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

15.15       Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

Signatures appear on following page

Signatures to Merger Agreement

                               IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

“Company”
VizStar, Inc.

By:	/s/ Richard O. Weed
Name: Richard O. Weed
Title: Secretary

“XYZ Shareholders”
Gary Clyburn

By:	/s/ Gary Clyburn, Jr.
Name: Gary Clyburn, Jr.
224 Fifth Avenue 4th Floor
New York, NY 10001
Phone: 646-434-0030

Celestial Jets, Inc.

By:	/s/ Gary Clyburn, Jr.
Name: Gary Clyburn
Title: President